UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. 1)
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KB HOME

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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     The definitive additional materials filed herewith include a stockholder letter, dated March 15, 2010, and an e-mail message sent to KB Home employees on the same date.
Stockholder Letter
March 15, 2010
Dear Stockholder:
     One of the items to be voted upon at KB Home’s Annual Meeting of Stockholders on April 1, 2010 is a proposal to approve the KB Home 2010 Equity Incentive Plan (the “Plan”).
     Section 12.4(d) of the Plan attached as an exhibit to the proxy statement for the Annual Meeting grants our Management Development and Compensation Committee (or another “Committee” designated pursuant to the Plan) the authority to determine the terms and conditions of any Award granted under the Plan, including, among other things, “any reload provision.”
     KB Home has no intention of granting any reload awards under the Plan, and the reservation of that authority is therefore not required. Accordingly, if the Plan is approved by stockholders at the Annual Meeting, the final Plan document will be revised to remove the words “any reload provision.”
Sincerely,
KB HOME

Employee Email
Subject Line: KB Home Annual Meeting — Your Vote is Important
KB Home Team:
As you may know, KB Home’s Annual Stockholders Meeting takes place on Thursday, April 1, 2010. If you own or have the right to vote shares of KB Home stock, you should have received a proxy statement for the Annual Meeting in the mail or electronically. You also should have received a proxy card or a voting instruction card (or cards) to vote on the matters that will be considered at the Annual Meeting.
For the reasons discussed in the proxy statement, I urge you to vote on the matters being considered at the Annual Meeting as follows:
•	FOR the election of our directors (Proposal 1)

•	FOR the ratification of our independent registered public accounting firm (Proposal 2)

•	FOR the approval of the KB Home 2010 Equity Incentive Plan (Proposal 3)

•	AGAINST Proposals 4, 5 and 6
You can vote by mailing your proxy card or voting instruction card (or cards) in the envelope(s) provided, or by telephone or through the Internet as shown on the card (or cards) you received.
To ensure your vote is counted, please vote as soon as possible. Remember, your vote is important!
If you have any questions about voting or the Annual Meeting, please contact our Corporate Secretary or our Assistant Corporate Secretary.